MTN GLOBAL FUNDING AGREEMENT
Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392-0001
(515) 247-5111
In consideration of the payment made by, or at the direction of,
Principal Life Income Fundings Trust 2007-25
(the “Agreement Holder”)
of the Net Deposit, as described below, Principal Life Insurance Company (“Principal Life”) agrees to make payments to the person or persons entitled to them, subject to the provisions of this funding agreement (this “Agreement”).
This Agreement is delivered in and subject to the laws of the State of Iowa.
This Agreement is issued and accepted subject to all the terms set out in it.
This Agreement is executed by Principal Life at its Corporate Center to take effect as of the 21st day of March, 2007, which is referred to as the Effective Date, subject to the receipt by Principal Life or its designee of the Net Deposit (as set forth in Section 1).

/s/ Joyce N. Hoffman	/s/ Larry Zimpleman
Senior Vice President and	President and
Corporate Secretary	Chief Operating Officer

/s/ Jim Madden

Registrar

March 21, 2007

Date
GLOBAL FUNDING AGREEMENT NO. 7-08678
RESTRICTIONS REGARDING THE TRANSFER OR SALE OF
THIS FUNDING AGREEMENT OR ANY INTEREST HEREIN ARE SET FORTH
HEREIN

FUNDING AGREEMENT	No. 7-08678
     This Agreement is issued in connection with the issuance by the Trust (specified in the Annex) of Secured Notes (the “Notes”) which are identified in the annex hereto (the “Annex”) and which are being issued by the Trust pursuant to the Prospectus dated February 16, 2006, the Prospectus Supplement dated February 16, 2006, as from time to time amended or supplemented, and the Pricing Supplement applicable to the Notes (the “Pricing Supplement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Notes. Where used in this Agreement, the term “Notes” shall mean the Notes secured by this Agreement as the same exist on the Effective Date, without giving effect to any amendments or modifications to said Notes effected or made after any such Effective Date unless such amendments or modifications to said Notes have been consented to in writing by Principal Life.
1.	Deposit

Principal Life agrees to accept, and the Agreement Holder agrees to pay or cause to be paid to Principal Life, for value on the Effective Date, the Net Deposit (as specified in the Annex). All funds received by Principal Life under this Agreement shall become the exclusive property of Principal Life and remain a part of Principal Life’s general account without any duty or requirement of segregation or separate investment.

This Agreement shall become effective only upon the receipt by Principal Life or its designee of the Net Deposit.

2.	Fund

Upon receipt of the Net Deposit, Principal Life will establish, under this Agreement, a bookkeeping account in the name of the Agreement Holder, which will evidence Principal Life’s obligations under this Agreement.

The Deposit deemed received (as specified in the Annex), (i) less any withdrawals to make payments hereunder and (ii) plus any interest accrued and premium, if any, pursuant to Section 7, will be referred to as the “Fund”.

Principal Life is neither a trustee nor a fiduciary with respect to the Fund.

3.	Purchase of Notes By Principal Life

Principal Life may purchase some or all of the Notes in the open market or otherwise at any time, and from time to time. Simultaneously, upon such purchase, (1) the purchased Notes shall, by their terms become mandatorily redeemable by the Trust as specified in the related Pricing Supplement, Prospectus Supplement and/or Prospectus and (2) the Fund under this Agreement shall be permanently reduced by the same percentage as the principal amount of the Notes so redeemed bears to the sum of (i) the aggregate principal amount of all Notes issued and outstanding immediately prior to such redemption and (ii) the principal amount of the Trust Beneficial Interest related to such Notes. If Principal Life, in its sole discretion, engages in such open market or other purchases, then the Trust, the Indenture Trustee in respect of such Notes, and Principal Life shall take actions (including, in the case of Principal Life, making the payment(s) necessary to effect the Trust’s redemption of such Notes) as may be necessary or desirable to effect the cancellation of such Notes by the Trust.

4.	Entire Agreement

This Agreement and the Annex attached hereto constitute the entire Agreement.

5.	Representations
(a)	Each party hereto represents and warrants to the other that as of the date hereof:
(i)	it has the power to enter into this Agreement and to consummate the transactions contemplated hereby;

(ii)	this Agreement has been duly authorized, executed and delivered, this Agreement constitutes a legal, valid and binding obligation of each party hereto, and this Agreement is enforceable in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights, and subject as to enforceability to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law; and

(iii)	the execution and delivery of this Agreement and the performance of obligations hereunder do not and will not constitute or result in a default, breach or violation of the terms or provisions of its certificate, articles or charter of incorporation, declaration of trust, by-laws or any agreement, instrument, mortgage, judgment, injunction or order applicable to it or any of its property.
(b)	The Trust further represents and warrants to Principal Life that:
(i)	it is a person other than a natural person and is purchasing this Agreement for the purpose of providing collateral security for securities registered with the United States Securities and Exchange Commission;

(ii)	it has been informed and understands that transfer is restricted by the terms of this Agreement; and

(iii)	it (a) is solely responsible for determining whether this Agreement is suitable for the purpose intended; (b) has carefully read this Agreement (including the Annex) before signing this Agreement; (c) has had a reasonable opportunity to make such inquiries as it deemed necessary prior to signing this Agreement; and (d) has received or had access to such additional information as it deemed necessary in connection with its decision to sign this Agreement.

In performing its obligations hereunder Principal Life is not acting as a fiduciary, agent or other representative for the Agreement Holder or anyone else. All representations and warranties made by the Agreement Holder and Principal Life in this Agreement shall be considered to have been relied upon by the other in connection with the execution hereof.

6.	Assignment of Agreement

The following conditions must be satisfied in order to effectuate any assignment of this Agreement:
(i)	This Agreement may only be transferred through a book entry system maintained by Principal Life, or an agent designated by it, within the meaning of Temporary Treasury Regulations Section 5f.103-1(c) and Treasury Regulations Section 1.871-14(c)(1)(i).

(ii)	The Agreement Holder, and any assignee, must comply with applicable securities laws.

(iii)	Principal Life has consented in writing to the proposed assignment, such consent not to be unreasonably withheld.

(iv)	Principal Life shall have received from the proposed assignee a duly executed certificate containing, in substance, the information, representations, warranties, acknowledgments and agreements set forth in this Agreement.
Any attempted sale, transfer, anticipation, assignment, hypothecation, or alienation not in accordance with this Section 6 shall be void and of no effect. Until such time, if any, as Principal Life has consented in writing to a proposed assignment, Principal Life shall not be obligated to make any payments to or at the direction of anyone other than the person shown on Principal Life’s books and records as the Agreement Holder. Once the foregoing conditions have been satisfied with respect to an assignment, the assignee or its successor shall be deemed to be the sole Agreement Holder for all purposes of this Agreement and Principal Life shall promptly amend its records to reflect the assignee’s status as Agreement Holder.

7.	Payments to the Agreement Holder

Principal Life shall pay to, or at the direction of, the Agreement Holder by the date (the “Due Date”) on which any payment becomes due in respect of the Notes secured by this Agreement (and in any event such period of time prior to the Due Date as shall be necessary to ensure that the Trust can fulfill its obligation to make payment in full of all amounts due and payable under the Notes on the Due Date), an amount in the currency or currencies in which the Notes are denominated as specified in the Notes equal to the sum of (i) the amount of principal and/or (as the case may be) interest and/or (as the case may be) premium falling due in respect of the Notes on such Due Date (the “Notes Component”) and (ii) the amount of any payments owed by the Trust in respect of the Trust Beneficial Interest falling due on such date (the “Beneficial Interest Component”). In the event that Principal Life fails to make payment of any such amount on or prior to the Due Date, Principal Life shall pay to or at the direction of the Agreement Holder, on demand by the Agreement Holder, (i) if the failure relates to the Notes Component, an amount in the currency specified in the Notes equal to the amount of default interest (or other amount) which becomes due and payable by the Trust in accordance with the Notes as a consequence of any delay in the Trust making the relevant payment of principal, interest or premium (as the case may be) to the holders of the of Notes and (ii) if the failure relates to the Beneficial Interest Component, such amount or default interest, if any, determined in the same manner as default interest on the Notes Component.

Interest shall accrue on the Fund in the same amount and pursuant to the same terms as interest accrues on the Notes secured by this Agreement and on the Trust Beneficial Interest related to the Notes.

If any amount is withdrawn from the Fund in order to make a payment under this Section 7, interest will cease to be credited with regard to such amount as of the end of the day immediately preceding the date on which such withdrawal is made.

All payments made by Principal Life to the Agreement Holder hereunder shall be paid in same-day, freely transferable funds to such account as has been specified for such purpose by the Agreement Holder.

Notwithstanding anything to the contrary in this Section 7, if Principal Life shall, with respect to any scheduled amount due and payable under any of the Notes, comply in all respects with the requirements of this Section 7, but an event of default has occurred with respect to the Notes and as a result payments with respect to the Notes have been accelerated, otherwise than by reason of any default under this Agreement by Principal Life, no Event of Default (as defined below) under this Funding Agreement shall be deemed to have occurred, no payments with respect to this Agreement shall be accelerated and Principal Life will remain obligated to make payments under this Agreement as if no event of default had occurred with respect to the Notes.

8.	Termination of Agreement

Subject to the provisions of the following paragraph and the Annex, this Agreement shall terminate and cease to be of any further force or effect on the day and at the time upon which all amounts have been withdrawn from the Fund pursuant to this Agreement.

Upon the occurrence of any of the following events (each, an “Event of Default”) and following a written demand by the Agreement Holder, Principal Life shall pay to, or at the direction of, the Agreement Holder all amounts that the Trust is required to pay in such event under the Notes and the Trust Beneficial Interest:
(i)	Principal Life’s failure to make any payment of interest, premium (if applicable) or installment payments (if applicable) in accordance with this Agreement, if such failure to pay is not corrected within seven (7) Business Days after such payment becomes due and payable; or

(ii)	Principal Life’s failure to make any payment of principal (other than any installment payment) in accordance with this Agreement, if such failure to pay is not corrected within one (1) Business Day after such payment becomes due and payable; or

(iii)	if Principal Life (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger in which the resulting entity assumes its obligations); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it an administrative or legal proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any supervision, rehabilitation, liquidation, bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its rehabilitation, winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; (e) has a resolution passed for its rehabilitation, winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger in which the resulting entity assumes the obligations of Principal Life); (f) seeks or becomes subject to the appointment of an administrator, supervisor, rehabilitator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (g) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 60 days thereafter; (h) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) (inclusive); or (i) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Notwithstanding anything to the contrary in this Section 8, if an event described in clause (iii) above occurs, this Agreement will automatically terminate and the amount of the Fund will be immediately due and payable by Principal Life to the Agreement Holder, or the account specified by the Agreement Holder.

Principal Life will promptly notify the Agreement Holder and the Rating Agencies in writing of the occurrence of any of (i) through (iii) above.

9.	Withholding; Additional Amounts

All amounts due in respect of this Agreement will be made without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of any governmental authority in the United States unless the withholding or deduction is required by law, regulation or official interpretation thereof. Unless otherwise specified in the Annex, Principal Life will not pay any additional amounts to the Agreement Holder in the event that any withholding or deduction is so required by law, regulation or official interpretation thereof, and the imposition of a requirement to make any such withholding or deduction will not give rise to an Event of Default or any independent right or obligation to redeem this Agreement.

10.	Currency

Except as may be specifically noted in the Annex, the Net Deposit and all payments under Section 7 of this Agreement shall be made using the currency or currencies as specified in the Notes.

11.	Tax Treatment

Principal Life and the Agreement Holder agree that this Agreement shall be disregarded for U.S. Federal income tax purposes. Principal Life and the Agreement Holder further agree that if this Agreement is not so disregarded, it will and is intended to be treated as a debt obligation of Principal Life issued in registered form within the meaning of Treasury Regulations Section 1.871-14(c)(1)(i), except to the extent provided in Treasury Regulations Section 1.163-5T (or any subsequent similar regulation).

12.	Amendment and Modification

This Agreement may be amended or modified in whole or in part, at any time and from time to time, for any period or periods (a) by mutual written agreement by such officers of Principal Life, the Agreement Holder and, where such Agreement Holder is the Indenture Trustee upon an assignment by way of security of this Agreement by the Trust, the Trust and (b) without the consent of any other person affected thereby.

13.	Notice

Except as otherwise provided herein, all notices given pursuant to this Agreement shall be in writing, and shall either be delivered, mailed or telecopied to the locations listed below or at such other address or to the attention of such other persons as such party shall have designated for such purpose in a written notice complying as to delivery with the terms of this Section 13. Each such notice shall be effective (i) if given by telecopy, when transmitted to the applicable number so specified in this Section 13 (if required herein, such notice shall also be sent by mail, with first class postage prepaid), (ii) if given by mail, three days after deposit in the mails with first class postage prepaid, or (iii) if given by any other means, when actually delivered at such address.

If to Principal Life:
Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392-0001
Attention: General Counsel
Telephone: (515) 247-5111
Telecopy: (515) 248-3011
Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392-0001
Attention: Jim Fifield, Counsel
Telephone: (515) 248-9196
Telecopy: (515) 235-9353
If to the Agreement Holder:
Principal Life Income Fundings Trust 2007-25
c/o U.S. Bank Trust National Association
100 Wall Street, 16th Floor
New York, NY 10005
Attention: Thomas E. Tabor
Telephone: (212) 361-6184
Facsimile: (212) 809-5459
with a copy to:
Citibank, N.A.
Citibank Agency and Trust
388 Greenwich Street, 14th Floor
New York, NY 10013
Attention: Nancy Forte
Telephone: (212) 816-5685
Telecopy: (212) 816-5527
14.	Business Day

For purposes of this Agreement, “Business Day” means any day that is a Business Day as specified in the Notes or the Indenture.

15.	Business Day Convention

If the date on which any payment is due to be made under this Agreement shall occur on a day on which is not a Business Day, such payment shall be made in accordance with the Business Day Convention as specified in the Notes or the Indenture.

16.	Jurisdiction

The parties to this Agreement hereby consent to the non-exclusive jurisdiction of any State or Federal Court of competent jurisdiction located within the State of New York, in the Borough of Manhattan, in connection with any actions or proceedings arising directly or indirectly from this Agreement.

17.	Waiver

The obligations of Principal Life or the Agreement Holder under this Agreement may be waived only in writing by the party to this Agreement whose interests are adversely affected by such waiver. No failure or delay, on the part of the party adversely affected, in exercising any right or remedy hereunder shall operate as a waiver thereof.

18.	Tax Redemption.

If a Tax Event (defined below) occurs, Principal Life will have the right to redeem this Agreement by giving not less than 30 and no more than 60 days prior written notice to the Agreement Holder and by paying to the Agreement Holder an amount equal to the Fund. The term “Tax Event” means that Principal Life shall have received an opinion of independent legal counsel stating in effect that as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the Effective Date of this Agreement, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to U.S. federal income tax with respect to interest accrued or received on this Agreement or (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of taxes, duties or other governmental charges.

ANNEX
This Annex will become effective as of the Effective Date, subject to the requirements of Section 1.

Trust:	Principal Life Income Fundings Trust 2007-25

Net Deposit:	The Net Deposit is $1,905,975.00.

Deposit:	Regardless of the amount of the Net Deposit, the Deposit is deemed to be $1,935,015.00.

Bank and Account:	Wells Fargo Bank Iowa, N.A.
ABA No.: XXXXXXXXX
For credit to Principal Life Insurance Company
Account #XXXXXXXXXX

Title of Notes:	Principal Life Income Fundings Trust 2007-25 5.40% Principal® Life CoreNotes® Due 2017

Survivor’s Option:	Unless this Agreement has been declared due and payable prior to the Maturity Date of the related Notes by reason of any Event of Default, or has been previously redeemed or otherwise repaid, the Agreement Holder may request repayment of this Agreement upon the valid exercise of the Survivor’s Option in the Notes by the Representative of the deceased Beneficial Owner of such Notes (a “Survivor’s Option”).

Except as provided below, upon the tender to and acceptance by Principal Life of this Agreement (or portion thereof) securing the Notes as to which the Survivor’s Option has been exercised, Principal Life shall repay to the Agreement Holder the amount of the Fund equal to (i) 100% of the principal amount of the Notes as to which the Survivor’s Option has been validly exercised and accepted, plus accrued and unpaid interest on such amount to the date of repayment, or (ii) in the case of Discount Notes, the Issue Price of the Notes as to which the Survivor’s Option has been validly exercised and accepted, plus accrued discount and any accrued and unpaid interest on such amount to the date of repayment. However, Principal Life shall not be obligated to repay:
•	more than the greater of $2,000,000 or 2% of the aggregate deposit for all funding agreement contracts securing all outstanding notes issued under the Principal® Life CoreNotesSM program as of the end of the most recent calendar year;

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•	more than $250,000 in aggregate deposit of funding agreement contracts securing outstanding notes issued under the Principal® Life CoreNotesSM program as to which the Survivor’s Option has been exercised on behalf of any single beneficial owner in any calendar year; or

•	more than 2% of the Deposit under this Agreement which secures the related Notes, as of the end of the most recent calendar year.

Principal Life shall not make repayments pursuant to the Agreement Holder’s request for repayment upon exercise of the Survivor’s Option in amounts that are less than $1,000, and, in the event that the limitations described in the preceding sentence would result in the partial repayment of this Agreement, the principal amount of this Agreement remaining outstanding after repayment must be at least $1,000 (the minimum authorized denomination of this Agreement). A request for repayment by the Agreement Holder upon an otherwise valid election to exercise the Survivor’s Option may not be withdrawn.

This Agreement (or portion thereof) accepted for repayment shall be repaid on the first Interest Payment Date for the related Notes that occurs 20 or more calendar days after the date of such acceptance.

In order to obtain repayment of this Agreement (or portion thereof) upon exercise of the Survivor’s Option, the Agreement Holder must provide to Principal Life (i) a written request for repayment signed by the Agreement Holder, and (ii) any additional information Principal Life requires to evidence satisfaction of any conditions to the repayment of this Agreement (or portion thereof).

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PRINCIPAL LIFE INSURANCE COMPANY

By:	/s/ Christopher P. Freese

Name:	Christopher P. Freese

Title:	Officer

PRINCIPAL LIFE INCOME FUNDINGS TRUST 2007-25

By:	U.S. Bank Trust National Association,
not in its individual capacity, but solely in its
capacity as trustee

By:	Bankers Trust Company, N.A.,
under Limited Power of Attorney, dated February 16, 2006.

By:	/s/ Diana L. Cook

Name:	Diana L. Cook

Title:	Vice President

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